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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-12


                                  GUESS?, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.   Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
      2.   Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------
      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
      4.   Proposed maximum aggregate value transaction:

           ---------------------------------------------------------------------
      5.   Total fee paid:

           ---------------------------------------------------------------------

--------------------------------------
|_|   Fee paid previously with preliminary materials.

|_|   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.   Amount Previously Paid: ____________________________________________
      2.   Form, Schedule or Registration Statement No.: ______________________
      3.   Filing Party: ______________________________________________________
      4.   Date Filed:_________________________________________________________

                                  GUESS?, INC.
                            1444 SOUTH ALAMEDA STREET
                          LOS ANGELES, CALIFORNIA 90021

                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 2003

                                 --------------

To the Shareholders of GUESS?, Inc:

     The 2003 annual meeting of shareholders (the "Annual Meeting") of GUESS?, Inc., a Delaware corporation (the "Company"), will be held at the Le Meridien Hotel, 465 South La Cienega Boulevard, Beverly Hills, California 90048, on Monday, May 12, 2003, at 10:00 a.m., pacific time, to:

     1. Elect two directors for a term of three years each and until their successors are duly elected and qualified;

     2. Terminate the Amended and Restated Shareholders' Agreement, dated as of August 8, 1996, by and among the Company and certain of its controlling shareholders;

     3. Ratify the appointment of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 2003; and

     4. Transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 4, 2003, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     If you plan to attend:

     Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration opens at 9:30 a.m., pacific time. Cameras and recording devices will not be permitted at the Annual Meeting.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

     Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the Annual Meeting in person. The Board of Directors and management look forward to greeting those shareholders able to attend. Regardless of how many shares you own, your vote is very important. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company.

                       BY ORDER OF THE BOARD OF DIRECTORS,


-------------------------------                 --------------------------------
Maurice Marciano                                Paul Marciano
Co-Chairman of the Board and                    Co-Chairman of the Board and
Co-Chief Executive Officer                      Co-Chief Executive Officer

Los Angeles, California
April 11, 2003

                                  GUESS?, INC.
                            1444 SOUTH ALAMEDA STREET
                          LOS ANGELES, CALIFORNIA 90021

                                 --------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 12, 2003

                                 --------------


                                  INTRODUCTION

     This Proxy Statement and the enclosed form of proxy are being furnished commencing on or about April 11, 2003, in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Guess?, Inc. (the "Company") of proxies in the enclosed form for use at the 2003 annual meeting of shareholders (the "Annual Meeting") to be held at the Le Meridien Hotel, 465 South La Cienega Boulevard, Beverly Hills, California 90048 on Monday, May 12, 2003, at 10:00 a.m., pacific time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     In connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting, the Board of Directors has designated Carlos Alberini and Deborah Siegel to vote shares represented by such proxies. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting and not revoked will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below the caption "Proposal No. 1: Election of Class I Directors," FOR the termination of the Amended and Restated Shareholders' Agreement, dated as of August 8, 1996 (the "Shareholders' Agreement") as described under the caption "Proposal No. 2: Termination of Shareholders' Agreement," and FOR the appointment of KPMG LLP as independent certified public accountants of the Company for the year ending December 31, 2003, as described under the caption "Proposal No. 3: Ratification of Selection of Independent Certified Public Accountants." Any proxy may be revoked by delivering written notice of such revocation to the Secretary of the Company at any time prior to the voting thereof or by delivering a later dated proxy to the Secretary of the Company at any time prior to the voting thereof, or by voting in person at the Annual Meeting in accordance with the instructions discussed in this Proxy Statement.

     This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, facsimile or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

     Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 4, 2003, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on April 4, 2003, there were [ ] shares of Common Stock outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares at their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the rules of the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals being submitted. The Inspector of Election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on such proposal, thus having no effect on the outcome of such proposal.

     Each director will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. Accordingly, abstentions or broker non-votes will not affect the outcome of the election of the Class I directors.

     The favorable vote of a majority of votes cast will be required to approve the termination of the Shareholders' Agreement and to ratify the selection of KPMG LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on these proposals.

     The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

     The principal executive offices of the Company are located at 1444 South Alameda Street, Los Angeles, California 90021.


                              ELECTION OF DIRECTORS

     Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered terms (Classes I, II and III). One class of directors is elected at each annual meeting of shareholders for a three-year term and will hold office until their successors shall have been elected and qualified. The Company's Bylaws currently authorize a Board of Directors consisting of not less than three nor more than fifteen directors. The Board of Directors currently consists of seven members of which Carlos Alberini and Alice Kane are Class I directors, Paul Marciano and Anthony Chidoni are Class II directors and Maurice Marciano, Howard Socol and Howard Weitzman are Class III directors.


                  PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS
                             (ITEM 1 ON PROXY CARD)


     At the Annual Meeting, two Class I directors are to be elected to serve for a term to expire at the 2006 annual meeting of shareholders. The nominees for these positions are Carlos Alberini and Alice Kane (the "Class I Nominees"). Mr. Alberini is the Company's President and Chief Operating Officer. Ms. Kane is not employed by, or affiliated with, the Company. Each of the Class I Nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the Class I Nominees and the continuing directors whose terms expire in 2004 and 2005 is set forth under the heading "Directors and Executive Officers" beginning on page 12.

     The Class I directors will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. Accordingly, abstentions or broker non-votes will not affect the outcome of the election of the Class I directors. The accompanying proxy will be voted FOR the election of the Class I Nominees unless contrary instructions are given. IF THE CLASS I NOMINEES ARE UNABLE TO SERVE, WHICH IS NOT ANTICIPATED, THE PERSONS NAMED AS PROXIES INTEND TO VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY DESIGNATE. IN NO EVENT WILL THE SHARES REPRESENTED BY THE PROXIES BE VOTED FOR MORE THAN TWO CLASS I DIRECTORS AT THE ANNUAL MEETING. UNLESS INSTRUCTED TO THE CONTRARY IN THE PROXY, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED FOR THE ELECTION OF THE CLASS I NOMINEES NAMED ABOVE.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE CLASS I NOMINEES.
                                              ---

                                 PROPOSAL NO. 2:
                     TERMINATION OF SHAREHOLDERS' AGREEMENT
                             (ITEM 2 ON PROXY CARD)

     On August 8, 1996, the Company entered into the Shareholders' Agreement with the following parties: the Maurice Marciano Trust (1995 Restatement); the Paul Marciano Trust dated February 20, 1986; the Armand Marciano Trust dated February 20, 1986; the Maurice Marciano 1996 Grantor Retained Annuity Trust; the Paul Marciano 1996 Grantor Retained Annuity Trust; and the Armand Marciano 1996 Grantor Retained Annuity Trust. Each of the foregoing parties or its successor in interest is an affiliate of either Maurice Marciano, Director, Co-Chairman of the Board and Co-Chief Executive Officer of the Company, Paul Marciano, Director, Co-Chairman of the Board and Co-Chief Executive Officer of the Company, or Armand Marciano, Senior Executive Vice President and Assistant Secretary of the Company (collectively, the "Affiliated Shareholders"). As described under "Security Ownership of Certain Beneficial Owners and Management," each of the Affiliated Shareholders is also a significant shareholder of the Company.

     Pursuant to the Shareholders' Agreement, the Affiliated Shareholders agreed to vote their shares of Common Stock to elect each of the Affiliated Shareholders, or a single designee of any such person (if such designee is reasonably acceptable to the other persons), to the Board of Directors of the Company. The Shareholders' Agreement further provides that each of the Affiliated Shareholders has granted to the affiliates of the other Affiliated Shareholders and to the Company rights of first refusal with respect to the transfer of any shares of Common Stock (with certain limited exceptions). The Affiliated Shareholders and the Company now propose to terminate the Shareholders' Agreement in all respects, which would mean, among other things, that the Affiliated Shareholders would no longer be obligated to first offer their shares of Common Stock to the other Affiliated Shareholders and to the Company prior to making any sales of such stock to third parties.

     The termination of the Shareholders' Agreement is not required to be submitted to a vote of shareholders, but the Company is nevertheless submitting the matter for your vote in light of the interest of the Affiliated Shareholders in the termination of the agreement. If the termination of the Shareholders' Agreement is not approved by the shareholders, the Company does not intend to terminate the agreement.

     Approval of this Proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting by the holders of shares entitled to vote thereon. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to approve the termination of the Shareholders' Agreement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO
TERMINATE THE SHAREHOLDERS' AGREEMENT.                    ---

                  PROPOSAL NO. 3: RATIFICATION OF SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                             (ITEM 3 ON PROXY CARD)

     The firm of KPMG LLP ("KPMG"), the Company's independent certified public accountants for the year ended December 31, 2002, was selected by the Board of Directors, upon the recommendation of the Audit Committee, to act in such capacity for the fiscal year ending December 31, 2003, subject to ratification by the shareholders. There are no affiliations between the Company and KPMG, its partners, associates or employees, other than those which pertain to the (i) engagement of KPMG as independent certified public accountants for the Company in the previous year and (ii) engagement of KPMG's Internal Audit Group as internal auditors for the Company commencing in October 2000. KPMG has served as the Company's independent public accountants since 1990. Even if KPMG's appointment is ratified by the shareholders, the Board of Directors may, at its discretion, appoint a new independent accounting firm if it determines that such a change would be in the best interests of the Company and its shareholders. We expect a representative of KPMG to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he or she may desire.

     The favorable vote of a majority of votes cast regarding the proposal is required to ratify the selection of KPMG. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of KPMG to serve as independent certified public accountants for the Company for the fiscal year ending December 31, 2003.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP.
                                              ---

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The firm of KPMG has served as the Company's independent auditors since 1990 and served as the Company's independent auditor for the fiscal year ended December 31, 2002. As stated in Proposal No. 3, the Board of Directors has selected KPMG to serve as our independent auditors for the fiscal year ending December 31, 2003.

     Audit services performed by KPMG for fiscal 2002 consisted of the examination of the Company's financial statements, services related to filings with the Securities and Exchange Commission (the "SEC") and services related to the Company's internal audit. All fees paid to KPMG were reviewed and considered for independence by the Audit Committee.

                       FISCAL 2002 AUDIT FIRM FEE SUMMARY

     During fiscal year 2002, we retained our principal auditor, KPMG, to provide services in the following categories and amounts:

                                                                                           2002         2001
                                                                                         (dollars in thousands)
                                                                                           ----         ----

           Audit fees............................................................      $       498  $        545
                                                                                       ===========  ============

           Financial Information Systems Design and Implementation Fees (1)......                -             -
                                                                                       ===========  ============


           All Other Fees

               Audit related fees (2)............................................      $       240  $        719
               Tax fees..........................................................              323           565
               Other non-audit services .........................................                -             -
                                                                                       -----------  ------------
           Total all other fees..................................................      $       563  $      1,284
                                                                                       ===========  ============

          (1) Financial information systems design and implementation consisted of consulting for enterprise-wide financial information systems.

          (2) Audit related fees consisted principally of internal audit services and issuances of consents.


     The Audit Committee has considered whether the provision of non-audit services provided by KPMG is compatible with maintaining KPMG's independence. Before KPMG was engaged by the Company to render audit services, the engagement was approved by the Company's Audit Committee.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. We reviewed and discussed with management the audited financial statements contained in the Company's fiscal year 2002 annual report. Also, we reviewed with KPMG, who is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and acceptability of our accounting principles and any other matters that we are required to discuss under generally accepted auditing standards. In addition, we have discussed with KPMG its independence from management and the Company including matters set forth in the written disclosures required by Independence Standards Board Standard No. 1 and matters required to be discussed by Statement on Auditing Standards No. 61 pertaining to communications with Audit Committees.

     We discussed with KPMG the overall scope and plans of their audits. We met with KPMG, as the Company's independent auditors, with and without management present, to discuss results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting at each of our eight meetings in 2002.

     We also relied on the services of KPMG for the internal audit function. We engaged KPMG for the internal audit function in 2000 only after carefully reviewing the quality of such services being offered by other service providers. We are of the opinion that the company's utilization of KPMG's internal audit outsourcing services has not impaired the independence of KPMG as the company's external auditor. Nonetheless, consistent with new auditor independence rules, including those related to the Sarbanes-Oxley Act of 2002, and consistent with KPMG's own policies, we began a transition of the internal audit function away from KPMG during 2003 and we intend for this transition to be complete by the end of the second quarter of 2003.

     Relying on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC.

                                              By the Audit Committee,

                                              Anthony Chidoni, Chairman
                                              Alice Kane
                                              Howard Socol
                                              Howard Weitzman

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information available to the Company, as of March 18, 2003, with respect to shares of its Common Stock held by (i) those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of such shares, (ii) each individual who served as a Chief Executive Officer during 2002 and the four other most highly compensated executive officers as of December 31, 2002 (the "Named Executive Officers"), (iii) all directors and nominees of the Company, and (iv) as a group, all directors and executive officers of the Company.

                                                                        BENEFICIAL OWNERSHIP OF
                                                                             COMMON STOCK
                                                                    -------------------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER (1)                       NUMBER         PERCENT OF CLASS (2)
     ------------------------------------                           ------         ----------------
     Maurice Marciano (3)....................................     17,064,594              39.6%
     Paul Marciano (4).......................................     12,990,168              30.1%
     Armand Marciano (5).....................................      5,050,492              11.7%
     Carlos Alberini (6).....................................        408,488                  *
     Anthony Chidoni (7).....................................         11,561                  *
     Alice Kane (8)..........................................         60,240                  *
     Nancy Shachtman ........................................         40,000                  *
     Frederick Silny (9).....................................         30,000                  *
     Howard Socol (10).......................................         48,486                  *
     Howard Weitzman (11)....................................         17,554                  *
     All directors and executive officers as
      a group (10 persons) (12)..............................     35,721,583              82.5%

-----------------
*  Less than 1.0%

(1) Unless otherwise indicated, the address of the beneficial owner is c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021. Except as described below and subject to the Shareholders' Agreement (as described under "Certain Relationships and Related Transactions - Shareholders' Agreement"), and applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders.

(2) The percentage is calculated on the basis of the amount of outstanding shares of Common Stock, excluding shares held for the account of the Company and including shares that may be acquired upon the exercise of options exercisable within 60 days of March 18, 2003. The number of shares of Common Stock outstanding on March 18, 2003 was 43,104,039.

(3) Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 16,954,559 shares held indirectly as sole trustee of the Maurice Marciano Trust; 10,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust; 90,000 shares held indirectly as president of the Maurice Marciano Family Foundation; 10,000 shares held by his wife and 35 shares held as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano. On March 14, 2003, Armand Marciano sold 1,000,000 shares of Common Stock to Maurice Marciano in exchange for the cancellation by Maurice Marciano of Armand Marciano's $4,000,000 debt to Maurice Marciano.

(4) Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 12,137,789 shares held indirectly as sole trustee of the Paul Marciano Trust; 711,509 shares held indirectly as sole trustee of the Paul Marciano Grantor Retained Annuity Trust No. II and 140,870 shares held indirectly as co-trustee of the Maurice Marciano 2001 Children's Trust (formerly the Maurice Marciano 1996 Grantor Retained Annuity Trust).

(5) Includes shares of Common Stock beneficially owned by Armand Marciano as follows: 5,045,492 shares held indirectly as sole trustee of the Armand Marciano Trust; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francesca; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique; and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien.

(6) Includes shares of Common Stock beneficially owned by Carlos Alberini as follows: 200,000 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 18, 2003, pursuant to the Company's 1996 Equity Incentive Plan.

(7) Includes shares of Common Stock beneficially owned by Anthony Chidoni as follows: 7,561 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 18, 2003, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan.

(8) Includes shares of Common Stock beneficially owned by Alice Kane as follows: 50,240 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 18, 2003, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan.

(9) Includes shares of Common Stock beneficially owned by Frederick Silny as follows: 20,000 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 18, 2003, pursuant to the Company's 1996 Equity Incentive Plan.

(10) Includes shares of Common Stock beneficially owned by Howard Socol as follows: 39,986 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 18, 2003, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan.

(11) Includes shares of Common Stock beneficially owned by Howard Weitzman as follows: 13,554 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 18, 2003, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan.

(12) Includes 331,341 shares of common stock that may be acquired upon the exercise of options within 60 days of March 18, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is engaged in various transactions with entities affiliated with trusts for the respective benefit of Maurice, Paul and Armand Marciano and certain of their children (the "Marciano Trusts"). The Company believes that the arrangements involving each of the companies in which the Marciano Trusts have an investment and related party transactions discussed below were entered into on terms no less favorable to the Company than could have been obtained from an unaffiliated third party.

LICENSE AGREEMENTS AND LICENSEE TRANSACTIONS

     On September 28, 1990, the Company entered into a license agreement with Charles David of California ("Charles David"). The Marciano Trusts and Nathalie Marciano (the spouse of Maurice Marciano) together own 50% of Charles David, and the remaining 50% is owned by the father-in-law of Maurice Marciano. The license agreement grants Charles David the rights to manufacture worldwide and distribute worldwide (except Japan and certain European countries) for men, women and some children, leather and rubber footwear which bear the Company trademark. The license also includes related shoe care products and accessories. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 2002, and for the first quarter ended March 29, 2003, were $2.0 million and $0.8 million, respectively. Additionally, the Company purchased $5.7 million and $2.0 million, respectively, of products from Charles David for resale in the Company's retail stores during the same periods. The license agreement was renewed in 2002 and will expire in 2008.

CONSULTING ARRANGEMENT

     Subsequent to the fiscal year ended December 31, 2001, the Company agreed to pay Bryan Isaacs $42,000 in connection with consulting services provided by him to the Company during 2001. The Company paid this amount to Mr. Isaacs in February 2002. Mr. Isaacs term as a director of the Company expired at the 2002 annual meeting of shareholders.

LEASES

     The Company leases manufacturing, warehouse and administrative facilities from partnerships affiliated with the Marciano Trusts and certain of its affiliates. There were three leases in effect at December 31, 2002, two of which expire in July 2008, and one of which expires in February 2006. The total lease payments to these limited partnerships are currently $268,939 per month.

     Aggregate lease payments under leases in effect for the fiscal year ended December 31, 2002, and for the first quarter ended March 29, 2003, were $53.1 million and $[___] million, respectively.

     During 2002, Mr. Alberini lived in a residence owned by a trust controlled by Mr. Maurice Marciano. The Company paid $130,000 as rent on the residence and Mr. Alberini recognized such amount as compensation. Beginning in January 2003, Mr. Alberini began paying rent on the residence.

SHAREHOLDERS' AGREEMENT

     Upon consummation of the Company's initial public offering, the Company entered into the Shareholders' Agreement with affiliates of the Affiliated Shareholders. Pursuant to the Shareholders' Agreement, the Affiliated Shareholders agreed to vote their shares of Common Stock to elect each of the Affiliated Shareholders, or a single designee of any such person (if such designee is reasonably acceptable to the other persons), to the Board of Directors of the Company. The Shareholders' Agreement further provides that each of the Affiliated Shareholders has granted to the affiliates of the other Affiliated Shareholders and to the Company rights of first refusal with respect to the transfer of any shares of Common Stock (with certain limited exceptions).

     The Armand Marciano Trust dated February 10, 1986 (the "Armand Marciano Trust") entered into letter agreements dated February 10, 2003 with the Company and affiliates of the other Affiliated Shareholders which amended certain terms of both the Shareholders' Agreement and the Registration Rights Agreement dated August 1, 1996 (the "Registration Rights Agreement") among the Company and the Affiliated Shareholders. In particular, the Company and the other Affiliated Shareholders each waived their right of first refusal as to sales by the Armand Marciano Trust of up to 440,000 shares of the Common Stock. Furthermore, the parties agreed that, until effectiveness of the registration statement to be filed by the Company pursuant to a November 4, 2002 demand made to the Company by the Armand Marciano Trust in accordance with the Registration Rights Agreement, the Armand Marciano Trust may sell Common Stock to third parties upon two days right of first refusal notice to the Company and the other Affiliated Shareholders. Finally, the agreement provided that, if the Armand Marciano Trust sells any Common Stock before the registration statement becomes effective, the Company will include in the registration statement up to five of the purchasers as additional selling shareholders, and will consider in good faith including any other purchasers.

INDEBTEDNESS OF MANAGEMENT

     Pursuant to his employment agreement, on March 22, 2001, the Company loaned Carlos Alberini $1,000,000 for the purchase of his primary residence in Los Angeles (the "Relocation Loan"). The Relocation Loan is secured by a second deed of trust on the residence and bears interest at the rate of seven percent (7%) per annum; provided that no interest shall accrue during Mr. Alberini's employment with the Company. As of December 31, 2002, there was a principal balance outstanding on the Relocation Loan of $915,822.

                                LEGAL PROCEEDINGS

     On approximately January 15, 1999, UNITE filed an unfair labor practice charge against us, alleging that attorney Dennis Hershewe violated Section 8(a)(1) of the National Labor Relations Act ("the Act") by questioning our employee Maria Perez about her union activities at the deposition he conducted in her workers' compensation case. Mr. Hershewe represents Fireman's Fund Insurance Company, our workers' compensation insurance carrier. GUESS? investigated the charge and responded to it on March 10, 1999. The NLRB issued a complaint on part of the charge on October 14, 1999, and we filed an answer on October 21, 1999. On July 6, 2000, the complaint was dismissed in its entirety. The NLRB appealed the decision and both sides submitted briefs in September of 2000. We are awaiting a decision on the appeal.

     On June 9, 1999, we commenced a lawsuit in the Los Angeles County Superior Court against Kyle Kirkland, Kirkland Messina LLC, and CKM Securities (collectively "Kirkland") for tortious interference, unfair competition, fraud and related claims. This action arises out of alleged misrepresentations and omissions of material fact made by Kirkland in connection with the operations and financial performance of Pour Le Bebe, Inc., a former licensee ("PLB"). Following Kirkland's efforts to compel arbitration of this matter, on March 29, 2000, the California Court of Appeal determined that the action will proceed in court. After unsuccessfully requesting reconsideration before the appellate court, Kirkland sought review before the California Supreme Court. Kirkland's petition for review to the California Supreme Court was denied on July 12, 2000. In September 2002, the parties agreed to a settlement and the suit was dismissed.

     On March 28, 2000 a complaint was filed against us in San Diego County Superior Court entitled Snodgrass v. Guess?, Inc. and GUESS? Retail, Inc. The complaint alleged that certain current and former store management employees were incorrectly classified as exempt from overtime laws. The Company, without admitting or acknowledging any wrongdoing, tentatively settled the matter on September 28, 2001. The court granted final approval to the settlement on May 10, 2002. The Company does not expect any changes to its ongoing cost structure as a result of this settlement.

     On May 4, 2000, a complaint was filed against the Company and Mr. Paul Marciano in the Los Angeles Superior Court - Michel Benasra v. Paul Marciano and Guess?, Inc. The complaint grows out of the arbitration between the Company and PLB, wherein the Company was awarded $7.7 million. The plaintiff, the President of PLB, alleges that defendants made defamatory statements about him during the arbitration. Plaintiff seeks general damages of $50,000,000 and unspecified punitive damages. We moved to compel arbitration of this matter, or alternatively, to strike the action under the state's anti-SLAPP (Strategic Litigation Against Public Participation) statute. The motion to compel arbitration was denied and that ruling was affirmed on appeal. On May 15, 2002, our motion to strike the case was granted.

     On January 30, 2001, Guess?, Inc., Maurice Marciano, Armand Marciano, Paul Marciano, and Brian Fleming were named as defendants in a securities class action entitled David Osher v. Guess?, Inc., et al., filed in the United States District Court for the Central District of California. Seven additional class actions have been filed in the Central District, naming the same defendants:
Robert M. Nuckols v. Guess?, Inc. et al., Brett Dreyfuss v. Guess?, Inc. et al., both filed February 1, 2001; Jerry Sloan v. Guess?, Inc., et al., filed February 6, 2001; Jerry Byrd v. Guess?, Inc., et al; filed February 13, 2001; Patrick and Kristine Liska v. Guess?, Inc., et al, filed February 14, 2001; Darrin Wegman v. Guess?, Inc., et al., filed February 22, 2001; and Rosie Gindie v. Guess?, Inc., et al., filed February 22, 2001. All eight complaints purport to state claims under Section 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 and allege that defendants made materially false and misleading statements relating to the Company's inventory and financial condition during the class period. In Osher, Nuckols, Byrd, Wegman and Sloan, the class period is February 14, 2000 through January 26, 2001; in Dreyfuss, Liska and Gindie the class period is February 14, 2000 through November 9, 2000. On April 25, 2001, the court entered an order consolidating all of the eight class actions, captioned In re Guess, Inc. Securities Litigation. The lead plaintiff for the class is the Policeman and Fireman's Retirement System of the City of Detroit. On July 9, 2001, the plaintiff filed a consolidated amended class action complaint. Our motion to dismiss was granted, with leave to amend, on November 29, 2001. On March 14, 2002, the court issued orders dismissing all eight class action cases without prejudice.

     On March 15, 2001, a complaint was filed by Susan Goldman, derivatively on behalf of nominal defendant Guess?, Inc. against Bryan Isaacs, Alice Kane, Robert Davis, Armand Marciano, Paul Marciano, Maurice Marciano, Howard Socol and Guess?, Inc. in the Court of Chancery for the State of Delaware. The complaint alleges misappropriation of corporate information, insider trading and other purported breaches of fiduciary duty by the Company and its Board of Directors. On February 12, 2002, the court granted plaintiff's motion to dismiss this action without prejudice.

     On May 7, 2001, a complaint was filed by Suzanne Bell, derivatively on behalf of nominal defendant Guess?, Inc. against Maurice Marciano, Paul Marciano, Armand Marciano, Alice Kane, Robert Davis, Howard Socol, Bryan Isaacs and Brian Fleming, in the United States District Court for the Central District of California. The complaint alleges corporate mismanagement, insider trading and other purported breaches of fiduciary duty by the Company and its Board of Directors.

On July 5, 2001, the court stayed the action pursuant to stipulation of the parties pending the outcome of the Goldman derivative action. As a result of the dismissal of the Goldman derivative action on February 12, 2002, the stay expired. The parties subsequently stipulated to a dismissal which was approved by the court on March 28, 2002.

     Most major corporations, particularly those operating retail businesses, become involved from time to time in a variety of employment-related claims and other matters incidental to their business in addition to those described above. In the opinion of our management, the resolution of any of these pending incidental matters is not expected to have a material adverse effect on our results of operations or financial condition; however, we cannot predict the outcome of these matters.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company as of April 4, 2003 are as follows:

     NAME                          AGE   POSITION
     ----------------------------------------------------------------------------------------------------------
     Maurice Marciano............   54   Director, Co-Chairman of the Board and Co-Chief Executive Officer
     Paul Marciano...............   50   Director, Co-Chairman of the Board and Co-Chief Executive Officer
     Armand Marciano.............   58   Senior Executive Vice President and Assistant Secretary
     Carlos Alberini.............   47   Director, President and Chief Operating Officer
     Anthony Chidoni.............   51   Director
     Alice Kane..................   55   Director
     Nancy Shachtman.............   46   President of Wholesale
     Frederick Silny.............   52   Senior Vice President and Chief Financial Officer
     Howard Socol................   57   Director
     Howard Weitzman.............   63   Director

     Pursuant to the Shareholders' Agreement described herein under "Certain Relationships and Related Transactions," the Affiliated Shareholders have agreed to vote their shares of Common Stock to elect each of Maurice, Paul and Armand Marciano, or one designee of any such person (if such designee shall be reasonably acceptable to the other Affiliated Shareholders), to the Board of Directors. Maurice, Paul and Armand Marciano are brothers and have worked together in the fashion industry for the last 29 years.

     With respect to the directors and the nominees named above, Anthony Chidoni, Alice Kane, Howard Socol and Howard Weitzman are deemed to be "independent" directors under the New York Stock Exchange rules.

     Maurice Marciano, age 54, who was one of the founders of the Company in 1981, has served as Co-Chairman of the Board and Co-Chief Executive Officer since November 15, 1999. Mr. Marciano served as Chairman of the Board and Chief Executive Officer of the Company from August 1993 to November 15, 1999. Mr. Marciano served as President of the Company from June 1990 to September 1992 and as Executive Vice President from 1981 until June 1990. Mr. Marciano's direct supervisory responsibilities include design, merchandising and manufacturing. Additionally, Mr. Marciano, along with Mr. Paul Marciano, is responsible for the Company's corporate marketing. From February 1993 to May 1993, Mr. Marciano was Chairman, Chief Executive Officer and Director of Pepe Clothing USA, Inc. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and his present term as a Class III director will expire at the 2005 annual meeting of shareholders.

     Paul Marciano, age 50, joined the Company two months after its inception in 1981 and has served as creative director for the Company's advertising worldwide, and served as President and Chief Operating Officer of the Company from September 1992 to December 2000. Mr. Marciano has served as Co-Chairman and Co-Chief Executive Officer of the Company since November 15, 1999. Mr. Marciano's responsibilities include direct supervisory responsibility for the Company's global advertising and image, licensing, international business and the retail operation. Additionally, Mr. Marciano, along with Maurice Marciano, is responsible for the Company's corporate marketing. Mr. Marciano served as Senior Executive Vice President of the Company from August 1990 to September 1992 and has served as a director of the Company since 1990. His present term as a Class II director will expire at the 2004 annual meeting of shareholders.

     Armand Marciano, age 58, joined the Company two months after its inception in 1981 and has served as Senior Executive Vice President of the Company since November 1992. Mr. Marciano is responsible for distribution, customer service and European exports. Mr. Marciano served as Secretary of the Company from 1983 to August 1997, as Executive Vice President of the Company from July 1988 to 1992, and as Assistant Secretary of the Company since August 1997. Mr. Marciano served as a director of the Company from 1983 through his resignation as a director in December 2001. Since October 7, 2002, Mr. Marciano has been on a leave of absence from the Company.

     Carlos Alberini, age 47, joined the Company in December 2000 as President and Chief Operating Officer. Mr. Alberini is responsible for product sourcing, logistics, retail sales (including store operations and real estate), MIS, finance, human resources, legal (excluding litigation management) and wholesale sales for the Company. Prior to joining the Company, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc. from October 1996 to December 2000. Prior to his position at Footstar, Inc., from May 1995 to October 1996 Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, from 1987 to 1995 he served as Corporate Controller and rose to Senior Vice President and Chief Financial Officer and Treasurer of The Bon Ton Stores, and he spent

10 years with Price Waterhouse until leaving the firm as an audit manager in 1987. Mr. Alberini has served as a director of the Company since December 11, 2000, and his present term as a Class I director will expire at the Annual Meeting.

     Anthony Chidoni, age 51, is the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he has served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the 2004 annual meeting of shareholders.

     Alice T. Kane, age 55, became the Chairman of Blaylock Asset Management in September 2002 and had been providing consulting services for Blaylock & Partners, L.P. since December 2001. Prior to that, Ms. Kane was the President of American General Fund Group and Chairman of VALIC Group Annuity Funds with over $18 billion in assets under management. Ms. Kane joined American General Corporation, one of the nation's largest diversified financial organizations with assets of approximately $98 billion, as Executive Vice President of their investments advisory subsidiary, American General Investment Management L.P. in June 1998. Prior to joining American General Corporation, Ms. Kane served her entire financial services industry career at New York Life Insurance Company where she joined the company in 1972. Up until her departure from New York Life, she was Executive Vice President and Chief Marketing Officer after serving as Executive Vice President with responsibility for managing the company's asset management division from 1994 to 1997. Ms. Kane was also Chairman of New York Life's MainStay Mutual Funds, and served as General Counsel of New York Life from 1986 to 1995. Ms. Kane is a member of the board of Unified Financial Services, Inc., a financial services holding company. Ms. Kane also serves on the board of Global Crossing, a telecommunication services provider, and chairs their compensation, audit and special committees. Ms. Kane has served as a director of the Company since June 1998 and her present term as a Class I director will expire at the Annual Meeting.

     Nancy Shachtman, age 46, has been President of Wholesale since November 1998 (except for the period from March 2002 through August 2002). From January 1998 through November 1998, Ms. Shachtman served as President of Sales. From October 1986 through January 1998, Ms. Shachtman served in various sales and merchandising positions for the Company including Vice President of Sales and Merchandising.

     Frederick G. Silny, age 52, joined the Company as Senior Vice President and Chief Financial Officer in November 2001 from CarsDirect.com, Inc., where he was Chief Financial Officer and Corporate Secretary from 1999. Prior to that, he spent 10 years at IHOP Corp., the parent company of a leading chain of family restaurants, serving as Chief Financial Officer, Vice President-Finance and Treasurer. Between 1979 and 1989, Mr. Silny held a variety of financial and operational positions with Carnation Company, now a division of Nestle, and from 1982 to 1984, he headed international treasury for Litton Industries, Inc. He began his career as a certified public accountant with Coopers & Lybrand in 1976.

     Howard Socol, age 57, became the Chairman, Chief Executive Officer and President of Barneys New York, Inc. in January 2001. From March 1999 through January 2001, he was President of Socol Consulting Group that provides retail and internet consulting services. From March 1998 to January 1999, he was the Chief Executive Officer of J. Crew Group Inc. Mr. Socol spent the majority of his career rising through the ranks of Burdines Department Stores, a division of Federated Department Stores, to become Burdines Chairman and Chief Executive Officer. Mr. Socol, considered one of the apparel industry's premier merchants, served as Chairman and Chief Executive Officer of Burdines from 1984 to May 1997. Having joined Burdines in 1969 as an assistant buyer and after holding various positions over a twelve-year period, he was appointed the youngest division president in Federated's history. Mr. Socol has served as a director of the Company since September 1999 and his present term as a Class III director will expire at the 2005 annual meeting of shareholders.

     Howard L. Weitzman, 63, has been a partner at Proskauer Rose LLP in the Litigation and Dispute Resolution Department since August 1998 and has been a practicing attorney for 36 years. From September 1995 through August 1998, Mr. Weitzman was Executive Vice President, Corporate Operations for Universal Studios (then MCA) and, during his tenure, he also ran the Theme Parks division for one year. Mr. Weitzman was chairman and one of the managing partners in the firm of Katten Munchin Zavis & Weitzman from 1991 through 1995 and was one of the managing partners of the Wyman Bautzer firm from 1986 through 1991. Prior to 1986, Mr. Weitzman had his own law firm for 22 years. In addition to his legal experience, Mr. Weitzman taught at the University of Southern California Law School for 12 years and has been a frequent speaker and lecturer at many law schools, seminars and symposiums. Mr. Weitzman has also been a guest on many national, local and syndicated television and radio shows. Mr. Weitzman currently practices law and acts as a consultant to several businesses. Mr. Weitzman has served as a director of the Company since May 2002 and his present term as a Class III director will expire at the 2005 annual meeting.

                          BOARD MEETINGS AND COMMITTEES

     The Board of Directors held five meetings during 2002, and each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member.


     The Board of Directors has no nominating committee and has the following standing committees:

AUDIT COMMITTEE

     The Audit Committee, which was established on July 30, 1996, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. The Audit Committee is governed by a written charter adopted by the Board of Directors. In addition, the Audit Committee reviews and comments on the proposed plans of the internal and external auditors, audit fee proposals, financial statements and other documents submitted to shareholders and regulators and reviews the internal control policies and procedures of the Company.

     There are currently four members of the Audit Committee none of whom are employees of the Company: Mr. Chidoni, who serves as Chairman, Ms. Kane, Mr. Socol and Mr. Weitzman. In accordance with the rules of the New York Stock Exchange, the Board of Directors has determined that each member of the Audit Committee is independent, as defined in the New York Stock Exchange Listing Standards, and that Mr. Chidoni meets the requirements of an audit committee financial expert as defined by the Securities and Exchange Commission.

     There were eight meetings of the Audit Committee held during 2002.

COMPENSATION COMMITTEE

     The Compensation Committee, which was established on March 3, 1997, reviews and approves the remuneration arrangements for the officers and directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options and the determination of annual bonuses. There are currently four members of the Compensation Committee: Mr. Weitzman, who serves as Chairman, Mr. Chidoni, Ms. Kane and Mr. Socol. There were two meetings of the Compensation Committee held during 2002.

     The General Corporation Law of the State of Delaware (the "Delaware Corporation Law") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

                             EXECUTIVE COMPENSATION

         The following table sets forth each component of compensation paid or awarded to, or earned by, the Named Executive Officers for the fiscal years ended December 31, 2000, 2001 and 2002.

                                                     SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                                                                    RESTRICTED     SECURITIES
                                                                     OTHER ANNUAL     STOCK        UNDERLYING       ALL OTHER
                                              SALARY      BONUS     COMPENSATION(1)  AWARD(S)     OPTIONS/SARS   COMPENSATION (2)
NAME AND PRINCIPAL POSITION           YEAR      ($)        ($)           ($)            ($)           (#)              ($)
------------------------------------ ------- ---------- ---------- ---------------- ------------ --------------- ----------------
Maurice Marciano(3).............     2002      900,000         --          164,328           --              --            2,750
 Co-Chairman of the Board and        2001      540,000         --           86,328           --              --            1,431
 Co-Chief Executive Officer          2000      900,000    360,000           62,678           --              --            1,067

Paul Marciano(3)................     2002      900,000         --          103,751           --              --            1,192
 Co-Chairman of the Board and        2001      540,000         --          125,198           --              --            1,431
 Co-Chief Executive Officer          2000      900,000    360,000          100,812           --              --            1,067

Armand Marciano(3)..............     2002      650,000         --           77,437           --              --            1,125
  Senior Executive                   2001      390,000         --           64,577           --              --            1,388
  Vice President and                 2000      650,000    260,000          104,250           --              --            1,125
  Assistant Secretary

Carlos Alberini(4)..............     2002      650,000         --          159,123           --              --            1,058
  President and                      2001      650,000         --          142,244           --              --               --
  Chief Operating Officer            2000       37,500    130,000               --      949,213         500,000               --

Nancy Shachtman(5)..............     2002      507,692     50,000           31,137      198,000         100,000               --
  President of  Wholesale            2001      555,692         --               --           --          25,000            1,875
                                     2000      459,616     50,000               --           --          44,000            1,950

Frederick Silny(6)..............     2002      300,000         --           19,008           --              --               --
  Senior Vice President and          2001       34,615         --               --       55,700          80,000               --
  Chief Financial Officer

------------------

(1) Includes the following amounts paid for transportation on behalf of: Mr. Maurice Marciano $51,177 in 2000, $71,896 in 2001 and $148,283 in 2002, Mr.
     Paul Marciano, $82,968 in 2000, $98,619 in 2001 and $75,332 in 2002 and Mr.
     Armand Marciano, $67,044 in 2000, $34,898 in 2001 and $28,366 in 2002.
     Includes $131,531 in 2002 and $130,000 in 2001 paid on behalf of Carlos Alberini in connection with his relocation to Los Angeles in 2001. (See "Certain Relationships and Related Transactions - Leases.")

(2) Consists solely of contributions to the Company's 401(k) Plan, dated January 1, 1992, as amended, by the Company on behalf of such executive officers.

(3) These three named Executive Officers had previously agreed to reduce their 2001 compensation by the amounts of their 2000 annual bonus compensation. See "Compensation Committee Report - Components of Compensation."

(4) Mr. Alberini joined the Company on December 11, 2000. Mr. Alberini waived the Guaranteed Bonus (as defined under "Employment Agreements") due to him in 2001 under his employment agreement. See "Employment Agreements."

(5) On October 31, 2001, Ms. Shachtman relinquished her duties as an executive officer of the Company and resigned her employment effective February 28, 2002. Salary includes $264,519 received as severance payments in 2002. Ms. Shachtman rejoined the Company on September 2, 2002.

(6)  Mr. Silny joined the Company on November 12, 2001.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                              ------------------------------------------------------------------------  POTENTIAL REALIZABLE
                                  NUMBER OF                                                               VALUE AT ASSUMED
                                 SECURITIES      PERCENT OF TOTAL                                       ANNUAL RATES OF STOCK
                                 UNDERLYING        OPTIONS/SARS                                        PRICE APPRECIATION FOR
                                OPTIONS/SARS        GRANTED TO        EXERCISE OF                          OPTION TERM (2)
                                 GRANTED (1)       EMPLOYEES IN       BASE PRICE        EXPIRATION         5%          10%
NAME                                 (#)            FISCAL YEAR        ($/SHARE)           DATE            ($)         ($)
----------------------------- ------------------ ------------------ ---------------- ----------------- ------------ -----------
Maurice Marciano                             --                 --               --                --           --          --
Paul Marciano                                --                 --               --                --           --          --
Armand Marciano                              --                 --               --                --           --          --
Carlos Alberini                              --                 --               --                --           --          --
Nancy Shachtman                         100,000             22.17%             4.96         8-19-2012           --          --
Frederick Silny                              --                 --               --                --           --          --

---------------

(1) The options identified in this table were granted under the Company's 1996 Equity Incentive Plan and are exercisable in equal 25% installments on each of the first four anniversaries of the date of grant. In the event a Named Executive Officer terminates his or her employment for any reason other than death, disability or retirement, his or her options may thereafter be exercised, to the extent they were exercisable on the date of termination, for a period of 60 days from the date of such termination of employment.

(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.



               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information regarding the number and value of unexercised options to purchase the Common Stock held by the Named Executive Officers as of December 31, 2002, based upon a value of $4.19 per share, which was the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002.

                                                                             NUMBER OF
                                                                            SECURITIES                    VALUE OF
                                                                            UNDERLYING                  UNEXERCISED
                                                                            UNEXERCISED                 IN-THE-MONEY
                                      SHARES                               OPTIONS/SARS                 OPTIONS/SARS
                                    ACQUIRED ON         VALUE           AT FISCAL YEAR-END           AT FISCAL YEAR-END
                                     EXERCISE          REALIZED      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
       NAME                             ($)              ($)                    (#)                         ($)
       ------------------------- ------------------ --------------- ---------------------------- ---------------------------
       Maurice Marciano                        0                0                    0/0                           0/0
       Paul Marciano                           0                0                    0/0                           0/0
       Armand Marciano                         0                0                    0/0                           0/0
       Carlos Alberini                         0                0        200,000/300,000                           0/0
       Nancy Shachtman                    40,000           92,306              0/100,000                           0/0
       Frederick Silny                         0                0          20,000/60,000                           0/0

                              EMPLOYMENT AGREEMENTS

     The Company has entered into individual employment agreements (the "Executive Employment Agreements") with each of Maurice Marciano, Paul Marciano and Armand Marciano (the "Executives"). The initial term of the Executive Employment Agreements began on August 13, 1996 (the "Effective Date") and terminated on the third anniversary of the Effective Date. However, the Executive Employment Agreements automatically extend after the initial term for successive one-year terms, unless notice not to extend is given by either party at least 90 days prior to the end of the then current term. No notice has been given. The Executive Employment Agreements provide for an annual base salary of $900,000, $900,000 and $650,000 for Maurice Marciano, Paul Marciano and Armand Marciano, respectively, which may be increased by the Compensation Committee based on annual reviews. In addition, the Executive Employment Agreements provide for annual bonuses to be determined in accordance with the Company's Annual Incentive Bonus Plan, with a minimum expected target bonus equal to 100% of base salary. Commencing on the expiration of the term of an Executive Employment Agreement, or earlier should an Executive Employment Agreement be terminated other than due to the Executive's death or for cause (as defined in the Executive Employment Agreements), the Company and Maurice Marciano, Paul Marciano or Armand Marciano, as the case may be, will enter into a two-year consulting agreement under which such Executive will render certain consulting services for which the Company will pay an annual consulting fee equal to 50% of such Executive's annual base salary, as in effect immediately prior to the commencement of the consulting period. In addition, each Executive is entitled to certain fringe benefits, including full Company-paid health and life insurance for himself and his immediate family during his lifetime. If any of the Executives is terminated without cause or resigns for good reason (as such terms are defined in the Executive Employment Agreements), then such Executive will receive as severance his then current base salary and annual target bonus for the remainder of his term of employment. The Executive will also continue to participate in Company-sponsored health and life insurance, and other fringe benefit plans and programs during the severance period. Each Executive Employment Agreement further provides that upon the death or permanent disability of the Executive, such Executive (or his beneficiary) will receive a pro rata portion of his annual target bonus for the year in which the Executive's death or permanent disability occurs. The Executive Employment Agreements also include certain noncompetition, nonsolicitation and confidentiality provisions.

     In November 2000, Carlos Alberini entered into an employment agreement with the Company (the "Employment Agreement") for a term commencing on December 11, 2000 through December 31, 2003 (the "Term"). The Employment Agreement will automatically extend after the Term for successive one-year terms unless notice not to extend is given by either party at least 180 days prior to the end of the then current term. The Employment Agreement provides for an annual base salary of $650,000, which may be increased by the Compensation Committee based on annual reviews. In addition, the Employment Agreement provides for annual bonuses to be determined in accordance with the Company's Annual Incentive Bonus Plan, with the minimum expected target bonus to be 70% of base salary, up to a maximum bonus of 120% of base salary if the applicable stretch performance goals (as defined in the Bonus Plan) are met. The Employment Agreement also provides for a guaranteed bonus of $260,000 payable in two prorated installments (December 31, 2000 and December 11, 2001) provided that Mr. Alberini is employed with the Company through the applicable installment date (the "Guaranteed Bonus"). Mr. Alberini subsequently waived his right to receive the Guaranteed Bonus due to him in 2001. On December 11, 2000, Mr. Alberini was granted 205,680 restricted shares of Common Stock under the 1996 Equity Incentive Plan which shares vest as follows: 105,680 shares on January 1, 2002, 50,000 shares on January 1, 2003 and 50,000 shares on January 1, 2004. He was also granted a stock option for 500,000 shares of Common Stock under the Company's 1996 Equity Incentive Plan with an exercise price equal to the closing price on December 11, 2000 and which vests in five equal annual installments beginning on December 31, 2001. Mr. Alberini is eligible to participate in the Company's 401(k) Plan and is entitled to other similar benefits provided to senior executives. If Mr. Alberini's employment is terminated by the Company at any time other than for his death, disability or for cause or if Mr. Alberini terminates his employment for good reason (as such terms are defined in the Employment Agreement), the Company and Mr. Alberini will enter into a consulting agreement for up to eighteen months under which Mr. Alberini will render consulting services for which the Company will pay an annualized consulting fee equal to Mr. Alberini's base salary, as in effect prior to the commencement of the consulting period. In addition, Mr. Alberini will be entitled to receive (i) any benefits to which he would otherwise be entitled with respect to the Relocation Loan; (ii) an amount equal to the portion of any Guaranteed Bonus for the expired portion of the fiscal year in which his termination date occurs; (iii) accelerated vesting of the restricted stock; and (iv) continuing vesting of any then outstanding options over the consulting period. The Employment Agreement further provides for certain payments upon a change in control or Non-Renewal Notice (as such terms are defined in the Employment Agreement). The Employment Agreement also includes certain noncompetition, nonsolicitation and confidentiality provisions. In addition, the Employment Agreement provides that Mr. Alberini is eligible for reimbursement by the Company for relocation expenses and assistance with respect to the purchase of a primary residence in Los Angeles.

     On October 22, 2001, the Company extended an offer of employment to Frederick Silny (the "Silny Letter"). Pursuant to the Silny Letter, Mr. Silny receives a base salary of $300,000 per year. In addition, the Silny Letter provides for annual bonuses to be determined in accordance with the Company's Annual Incentive Bonus Plan. Pursuant to the Silny Letter, Mr. Silny was granted incentive stock options to purchase 71,685 shares of Common Stock and non-qualified stock options to purchase 8,315 shares of Common Stock under the 1996 Equity Incentive Plan which vest over a period of four years beginning on the first anniversary of the date of grant. In addition, Mr. Silny was granted 10,000 shares of restricted Common Stock under the 1996 Equity Incentive Plan which vest over a three year period beginning on the first anniversary of the date of grant. The Silny Letter also provides for a severance payment in an amount equal to six months of base salary and health and disability benefits, upon termination of Mr. Silny's employment by the Company for reasons other than for cause. The amount of the severance payment that would be due to Mr. Silny is also subject to offset equal to any amounts that he earns from other employment during the period ending six months after his termination.

     On August 16, 2002, the Company extended an offer of employment to Nancy Shachtman (the "Shachtman Letter"). Pursuant to the Shachtman Letter, Ms. Shachtman receives a base salary of $400,000 per year. In addition, the Shachtman Letter provides for annual bonuses to be determined in accordance with the Company's Annual Incentive Bonus Plan. Pursuant to the Shachtman Letter, Ms. Shachtman was granted non-qualified stock options to purchase 100,000 shares of Common Stock under the 1996 Equity Incentive Plan which vest over a period of four years beginning on the first anniversary of the date of grant. In addition, Ms. Shachtman was granted 40,000 shares of restricted Common Stock under the 1996 Equity Incentive Plan which vest over a three year period beginning on the first anniversary of the date of grant. The Shachtman Letter also provides for a car allowance of up to $8,000 per year.

                            COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.

     During the 2002 fiscal year, directors who were not employees of the Company were entitled to receive an annual retainer fee of $20,000 for their services and attendance fees of $1,500 per Board meeting and $1,000 (committee chairman) or $750 (committee member) per committee meeting attended. Annual retainer fees may, however, be waived in exchange for non-qualified options to purchase a number of shares of Common Stock equal in value to 2 1/2 times that of the fees so waived. The aggregate exercise price of these options is equal to the closing market price of the Common Stock on the day of the grant. The options will become exercisable in 25% installments on the first day of each of the four fiscal quarters following the date of grant. Pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan ("1996 Plan"), if there is a change in control of the Company (as defined in the 1996
Plan), all options become immediately exercisable. All directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings.

     In addition, pursuant to the 1996 Plan, each non-employee director of the Company, upon joining the Board of Directors, will receive non-qualified options to purchase 10,000 shares of Common Stock and will receive non-qualified options to purchase an additional 3,000 shares of Common Stock on the first day of each fiscal year thereafter. The exercise price of such options will be equal to 85% of the fair market value of the Common Stock on the respective date of grant and the term of the options will be for ten years. The options will become exercisable in 25% installments on each of the first four anniversaries of the date of grant, provided that the options will immediately become exercisable in full upon the occurrence of a change in control of the Company. Further, pursuant to the 1996 Plan, each non-employee director of the Company, upon joining the Board of Directors, received 1,500 shares of Common Stock, and is entitled to receive similar grants of stock on the first business day of each calendar year thereafter. There were two new directors appointed or elected during the 2002 fiscal year.

     In March 2002, the Board of Directors approved a new outside director compensation plan (the "New Director Compensation Plan") which took effect at the 2002 annual meeting of shareholders for all continuing directors and for any newly elected or appointed directors after that meeting. Under the New Director Compensation Plan directors who were not employees of the Company ("Non-Employee Directors") are entitled to receive an annual retainer fee of $30,000, plus $5,000 annual retainer for each chair of each committee, for their services and attendance fees of $1,500 per Board meeting and $750 per committee member per committee meeting attended. Annual retainer fees may, however, be waived in exchange for non-qualified options to purchase a number of shares of Common Stock equal in value to 2 1/2 times that of the fees so waived. The aggregate exercise price of these options is equal to the closing market price of the Common Stock on the day of the grant. The options will become exercisable in 25% installments on the first day of each of the four fiscal quarters following the date of grant. Pursuant to the 1996 Plan, if there is a change in control of the Company (as defined in the 1996 Plan), all options become immediately exercisable. Further, under the New Director Compensation Plan, pursuant to the 1996 Plan, each Non-Employee Director of the Company will receive 2,000 shares of restricted Common Stock that vest in full on the earlier of the second anniversary of the date of issuance or on the last day of such Non-Employee Director's term if such terms is served in full. In addition, each Non-Employee Director is entitled to receive similar grants of restricted stock on the first business day of each calendar year thereafter. All Non-Employee Directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings.

     In addition, under the New Director Compensation Plan and pursuant to the 1996 Plan, each Non-Employee Director of the Company, upon joining the Board of Directors, will receive non-qualified options to purchase 12,000 shares of Common Stock and will receive non-qualified options to purchase an additional 7,500 shares of Common Stock on the first day of each fiscal year thereafter. The exercise price of such options will be equal to the fair market value of the Common Stock on the respective date of grant and the term of the options will be for ten years. The options will become exercisable in 25% installments on each of the first four anniversaries of the date of grant, provided that the options will immediately become exercisable in full upon the occurrence of a change in control of the Company. Further, pursuant to the 1996 Plan, each Non-Employee Director of the Company, upon joining the Board of Directors, will receive 2,000 shares of restricted Common Stock which vest in full on the earlier of the second anniversary of the date of issuance or on the last day of such Non-Employee Director's term if such term is served in full.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during 2002 were Mr. Weitzman, as Chairman, Mr. Chidoni, Ms. Kane and Mr. Socol. None of the executive officers of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity during the fiscal year ended December 31, 2002.

     No member of the Compensation Committee is an employee or a former officer of the Company or any of its subsidiaries.

                          COMPENSATION COMMITTEE REPORT

     The report of the Compensation Committee of the Board of Directors with respect to compensation in fiscal 2002 is as follows:

     COMPENSATION PHILOSOPHY

     The initial framework of compensation paid to the Company's executive officers was determined at the time of the IPO. Based on discussions with the Company's investment bankers and an independent compensation consultant and based on comparisons with other companies in the textile industry, the Board of Directors established ranges of salary, bonus and stock option compensation for its executive officers. The Company established a Compensation Committee during 1997 which now has responsibilities over the Company's formal policies for executive compensation. In its hiring practices, the Company seeks to obtain the services of the most highly qualified individuals in the industry, and has provided compensation accordingly.

     COMPONENTS OF COMPENSATION

     The principal components of executive officer compensation are generally as follows:

     Base Salary. The base salary of certain of the Named Executive Officers is fixed pursuant to the terms of their respective Employment Agreements. See "Employment Agreements."

     Annual Performance Bonus. Annual bonuses are payable to the Company's executive officers under the Company's Annual Incentive Bonus Plan (the "Bonus Plan") based on the Company's achievement of certain pre-set corporate financial performance targets established for the fiscal year. The Company failed to meet the Bonus Plan's financial targets for the 2002 fiscal year; accordingly, no bonus was payable under the Bonus Plan with respect to fiscal 2002. Ms. Shachtman did receive a discretionary bonus of $50,000 for 2002. See "Executive Compensation - Summary Compensation Table."

     Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants and other stock-based awards under the Bonus Plan. Awards under the Bonus Plan are designed to further align the interests of each executive officer with those of the shareholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company's business.

     Compensation of the Co-Chief Executive Officers. Pursuant to the terms of each of their employment agreements entered into at the time of the IPO, Maurice Marciano and Paul Marciano each receive a base salary of $900,000 per year. Their annual target bonus under the Bonus Plan is equal to 100% of each of their base salaries. Messrs. Marciano, major shareholders in the Company, have not been granted any options to purchase shares of Common Stock. Messrs. Marciano did not receive bonus payments for fiscal year 2002.

     Compensation of the President and Chief Operating Officer. Pursuant to the terms of his employment agreement, entered into in November 2000, Carlos Alberini receives a base salary of $650,000 per year. Mr. Alberini is entitled to receive an annual bonus under the Bonus Plan, with the minimum expected target bonus to be 70% of base salary, up to a maximum bonus of 120% of base salary if the applicable performance goals are met. Mr. Alberini did not receive a bonus payment for fiscal year 2002.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their IPO. The Company has taken steps to provide that these exceptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements.

                                            By the Compensation Committee,

                                            Howard Weitzman, Chairman
                                            Anthony Chidoni
                                            Alice Kane
                                            Howard Socol

                             STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires the Company to present a graph comparing the cumulative total shareholder return on its shares with the cumulative total shareholder return on (1) a broad equity market index and (2) a published industry index or peer group.

     The Stock Price Performance Graph below compares the cumulative total shareholder return on the Common Stock from January 1, 1998 to December 31, 2002 with the return on the Standard and Poor's 500 Stock Index ("S&P 500 Index") and the Standard and Poor's Textile Index ("S&P Textile Index"). The stock price performance shown is not necessarily indicative of future price performance.

                     COMPARES 5-YEAR CUMULATIVE TOTAL RETURN
                               AMONG GUESS?, INC.,
                       S&P 500 INDEX AND S&P TEXTILE INDEX

                             CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on December 31, 1997 with dividends reinvested


                              [PERFORMANCE GRAPH]



                            Dec-97   Dec-98   Dec-99   Dec-00   Dec-01    Dec-02
GUESS?, INC.                100.00    70.00   316.36    77.28   109.09    60.95
S&P TEXTILE INDEX           100.00   195.16   230.18   158.35   126.99   130.47
S&P 500 INDEX               100.00   128.58   155.64   141.46   124.65    97.10

                                  OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all such forms that they file.

     Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2002, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 2002, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's Common Stock.

SHAREHOLDERS' PROPOSALS

     Proposals of shareholders intended to be presented at the 2004 annual meeting of shareholders must be received by the Company, marked to the attention of the Secretary, no earlier than February 12, 2004 and no later than March 13, 2004. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for proposals in order to be included in the Proxy Statement; provided, however, if no annual meeting is held in the prior year or the date of the annual meeting is changed by more than 30 days from the date contemplated at this time, notice by a shareholder must be so received not later than the close of business on the 10th day following the day on which a notice of the date of the meeting is mailed or a public announcement thereof is made.



THE BOARD OF DIRECTORS
Los Angeles, California
April 11, 2003

                                      PROXY
                                  GUESS?, INC.
                                  COMMON STOCK
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoint(s) Carlos Alberini and Deborah S. Siegel as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of GUESS?, Inc. (the "Company") held of record by the undersigned on April 4, 2003 at the Annual Meeting of Shareholders to be held on May 12, 2003 at 10:00 a.m., pacific time, or any adjournments or postponements thereof, at the Le Meridien Hotel, 465 South La Cienega Boulevard, Beverly Hills, California 90048, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS, FOR THE TERMINATION OF THE SHAREHOLDERS' AGREEMENT, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned will indicate affirmatively the intention of the undersigned to vote said shares in person.

---------------                                                  ---------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
      SIDE                                                             SIDE
---------------                                                  ---------------

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

GUESS?, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI  02940














            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

     PLEASE MARK
|X|  VOTES AS IN
     THIS EXAMPLE.

  THE BOARD OF DIRECTORS OF GUESS?, INC. RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.


1. Election of Directors (term expiring in 2006)
                                                                                                            FOR   AGAINST   ABSTAIN
   NOMINEES:  (01) Carlos Alberini                           2.  To approve the Termination of the          [ ]     [ ]       [ ]
              (02) Alice Kane                                    Shareholders' Agreement.

                    FOR    WITHHOLD                          3.  To ratify the appointment of KPMG LLP as
                FOR [ ]      [ ]  WITHHELD                       the Company's independent certified public [ ]     [ ]       [ ]
       ALL NOMINEES               FROM ALL                       accountants for the 2003 fiscal year.
                                  NOMINEES
                                                                 In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual
                                                                 Meeting or any adjournment or postponement thereof.

   [ ]
      --------------------------------------------
          For all nominees except as noted above                          MARK HERE FOR                  MARK HERE IF
                                                                       ADDRESS CHANGE AND  [ ]        YOU PLAN TO ATTEND  [ ]
                                                                           NOTE BELOW                    THE MEETING

                                                             IMPORTANT: Please sign exactly as your name appears on this proxy. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing in a representative capacity, please sign in full corporat name by president or other authorized officer. If a partnership or limited liability company, please sign in the partnership or limited liability company name by an authorized person.

                                                             The undersigned hereby acknowledges receipt of notice of the Annual
                                                             Meeting of Shareholders and a proxy statement for the Annual Meeting prior to signing this proxy.




Signature:                                       Date:              Signature:                                      Date:
          --------------------------------------      ------------            ------------------------------------       ----------
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